Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Stratasys Ltd. (the "Company") of our report dated February 26, 2020 relating to the financial statements, schedule of valuation and qualifying accounts and reserves and the effectiveness of internal control over financial reporting, which appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ Kesselman & Kesselman

Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers International Limited

Tel Aviv, Israel
March 4, 2020